Exhibit 23.1

SADLER, GIBB & ASSOCIATES, L.L.C.
Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Lucky Boy Silver, Inc. (formerly Sierra Ventures, Inc.)
(An Exploration Stage Company)

As independent registered public accountants, we hereby consent to the use of our report dated September 14, 2010, with respect to the financial statements of Lucky Boy Silver, Inc. (formerly Sierra Ventures, Inc.), in its registration statement on Form S-1 relating to the registration of 7,263,214 shares of common stock.  We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT
June 29, 2011